Exhibit 99.1

CONTACT:
Janine Dusossoit
Vice President, Investor Relations
Safeguard Scientifics, Inc.
610-293-0600

SAFEGUARD SHELF REGISTRATION DECLARED EFFECTIVE

WAYNE, PA — July 22, 2004 — Safeguard Scientifics, Inc. (NYSE: SFE), a leader in developing companies primarily in information technology and healthcare life sciences, today announced that on July 22, 2004 at noon Eastern Time, the shelf registration statement on Form S-3 (File No. 333-114794), which was initially filed with the Securities and Exchange Commission on April 23, 2004, and was amended by a filing on Form S-3/A on July 16, 2004, was declared effective by the Securities and Exchange Commission.

The registration statement was filed pursuant to the terms of a registration rights agreement entered into in February 2004 in connection with a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. It relates to the resale by selling securityholders of Safeguard’s 2.625% convertible senior debentures due 2024 and the common stock issuable upon conversion of the debentures. Safeguard will not receive any proceeds from the resale by the selling securityholders of the debentures or the shares of common stock issuable upon conversion of the debentures.

This press release does not constitute an offer to sell or a solicitation of an offer to buy securities, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The registration statement and prospectus are available on the SEC’s web site at www.sec.gov as well as through Safeguard’s web site at www.safeguard.com/investors/sec.asp.

About Safeguard
Safeguard Scientifics, Inc. (NYSE: SFE) is a company that seeks to create long-term value by taking controlling interests primarily in information technology and healthcare life sciences companies and developing them through superior operations and management support. Safeguard’s existing strategic companies focus on the following vertical markets: financial services, healthcare and pharmaceutical, manufacturing, retail and distribution, and telecommunications. For more information about Safeguard, visit www.safeguard.com.

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